MAJESCO ENTERTAINMENT COMPANY REPORTS FIRST QUARTER
FISCAL 2010 FINANCIAL RESULTS
- Records First Quarter Profit -
EDISON, N.J. — March 16, 2010 — Majesco Entertainment Company (NASDAQ: COOL), an innovative provider of video games for the mass market, today reported financial results for the first quarter ended January 31, 2010.
For the first quarter ended January 31, 2010, Majesco’s net revenues were $29.2 million versus $32.8 million in the same period a year ago. During this same period, the Company reported operating income of $2.5 million, compared to operating income of $3.7 million in the first quarter of 2009. Non-GAAP operating income was $3.5 million versus non-GAAP operating income of $4.8 million in 2009. Net income for the quarter was $3.8 million versus net income of $4.2 million in 2009. On a non-GAAP basis, net income for the quarter was $2.9 million compared to non-GAAP net income of $4.3 million last year.
The Company’s basic and diluted net income per share for the quarter ended January 31, 2010 was $0.10 compared to net income per basic and diluted share of $0.15 in the same period last year. Non-GAAP basic and diluted net income per share was $0.08 compared to a net income per share of $0.15 last year. Please refer to Non-GAAP Financial Measures and reconciliation tables included later in this release for additional information and details on non-GAAP items.
Jesse Sutton, Chief Executive Officer of Majesco, said, “Majesco had a very solid first quarter driven by strong holiday sales of our Cooking Mama franchise, which once again delivered impressive results, and Alvin & The Chipmunks: The Squeakquel. Our results were in-line with our internal expectations and we remain on track to deliver improved profitability for 2010. We have made significant progress in fine tuning our strategy to meet the challenges of the current operating environment. We continue to focus our resources on our best opportunities and our costs remain under control. We are committed to improving our profitability and building long-term value for our shareholders.”
Financial Highlights
— First quarter 2010 net revenues were $29.2 million, a decrease of $3.6 million or 11 percent compared to the same quarter last year. Last year’s results included the strong performance of our first Jillian Michaels’ product which was released in October 2009.

— Gross margin was 29.8 percent, compared to 36.1 percent in 2009. Gross margin for 2010 included the impact of a $0.9 million impairment charge, which impacted gross margin by approximately 300 basis points. The impairment charge relates to two titles which are new IP in development for introduction later this year.
— Total operating expenses declined $2 million or 24.2 percent compared to last year and were 21.1 percent of sales down from 24.8 percent last year.
— Selling and marketing expenditures declined $1.1 million or 25.9 percent and were 10.5 percent of sales, down from 12.6 percent last year, resulting primarily from lower marketing expenditures in the 2010 quarter.
— General & administrative expenses for the quarter declined $0.4 million or 15.2 percent and were 7.3 percent of sales compared to 7.6 percent last year.
— At the end of the first quarter, the Company had in excess of $12.7 million in cash and cash equivalents.
Announced Product Line-up
Second Quarter Fiscal 2010 Ending April 30, 2010
To date, the Company has announced the following titles that were or are expected to be released during its second quarter:
— Data East Arcade Classics for Wii™ lets players re-live their arcade marathons with 15 nostalgic titles including BurgerTime and its sequel, Peter Pepper’s Ice Cream Factory, Bad Dudes vs. Dragon Ninja, Burnin’ Rubber, Heavy Barrel, Caveman Ninja, and many others. Featuring special updates for modern gamers, all titles also support single player and 2-player head-to-head or co-operative multiplayer play.
— The Daring Game for Girls for Wii and Nintendo DS™ is based upon the best-selling book, The Daring Book for Girls, the ultimate can-do, how-to ‘manual’ that celebrates the female spirit. The games guide adventurous girls in a range of daring and practical activities from building a campfire to exploring caves, tending a garden, crafting items, playing sports and games, and making new friends.
— Pizza Delivery Boy for Wii lets players use the Wii Remote as an all-in-one kitchen utensil and driving wheel to cook and deliver pizzas to hungry customers in three bustling towns. Players must beware, though, as a number of obstacles stand between them and the coveted title of Pizza Boy of the Year.
— Dance Sensation! for Wii is the only game that lets players train and perform routines in four different styles: Hip-Hop, Jazz, Ballet, and Latin Ballroom. Players use the Wii Remote and Nunchuk to control their on-screen dancer as she perfects more than 160 real motion-captured dance moves in recitals ranging from local auditoriums to the Broadway stage.

— Let’s Draw for Nintendo DS is based on the popular Japanese book series that teaches kids how to draw by combining basic shapes. With more than 100 objects to draw and fun art related mini games that let young players animate their creations, kids can learn to draw anywhere, at any time.
— Dawn of Heroes for Nintendo DS is a tactical role playing game that combines classic RPG concepts—including character development, epic combat, quests and puzzles—with a humorous style.
Fiscal 2010
To date, the Company has announced the following titles that are expected to be released during the rest of fiscal 2010:
— Attack of the Movies 3-D is the first-ever 3-D shooter designed exclusively for Wii and Xbox 360®. The game transports players into six fantastic movie-themed worlds and features classic enemies culled from the annals of film history. The game also comes packaged with four pairs of 3-D glasses to support four-player multiplayer action.
— Flip’s Twisted World for Wii is a unique puzzle platformer that stars Flip, a magician’s apprentice who mistakenly gets sucked into an alternate universe where up and down are only a matter of perspective. Players will help Flip navigate his puzzling world by rotating the environment 180 degrees in any direction with a simple twist of the Wii Remote.
— Pirates Plundarrr for Wii is a fun and frantic beat-’em-up that lets players hunt the high seas for the renegade captain Rudebelly who has unleashed an army of cursed dead and menacing bosses. Would-be pirates will fight through 45 creature-filled levels to retrieve their stolen treasure, and four mates can even plunder together in a party style, battle royale.
— Super Speed Machines for Nintendo DS lets players kick it into high gear in this frantic arcade racer that delivers super speed and dangerous conditions at every turn.
— Tetris® Party Deluxe for Wii and Nintendo DS represents a strategic partnership with Tetris Online, Inc. to support the North American launch and distribution of the two newest additions to the Tetris franchise. Tetris Party Deluxe builds on the previously released Tetris Party for WiiWare by adding new modes and features to enrich the overall game play experience for both platforms.
— Ghostwire: Link to the Paranormal for Nintendo DSi turns your handheld into a portal to the astral plane. Coupled with the DSi camera, this detection and communication tool lets you find, summon, capture and interact with ghosts living amongst us. Ultimately you can help them find peace as you develop your own paranormal prowess within an augmented reality that promises to change your perspective forever.

— Zumba® Fitness for to be announced systems is a one-of-a-kind exercise program that pairs Latin rhythms with red-hot international dance steps so you can have a blast as you party your way into shape. Through invigorating, high calorie-burning fitness classes, Zumba Fitness has helped melt the pounds and inches off more than five million Zumba-enthusiasts in more than 75 countries.
— Boys vs Girls for Wii is a motion-based battle of the sexes where players vie for the upper hand in sports and pranks against the opposing gender, all set within a summer camp environment.
— Greg Hastings Paintball 2 for the Xbox 360, Wii, and PlayStation®3, is the most realistic paintball experience to date from the most successful name in the sport. The game introduces more than 10 single and multiplayer game modes, each staged in all-new paintball locations based on actual fields around the world. Featuring three new event branches—Tournament Speedball, Recball, and Tournament Woodsball—players can build and develop their team of professional ballers and even cheat to stay in the game.
— Crafting Mama for Nintendo DS is the newest brand extension of the Cooking Mama franchise that has sold more than six million units. Using the stylus as a universal crafting tool, crafters will sew, mold, glue, cut and paint under Mama’s masterful direction as they create 40 different projects, from patchwork quilts to earrings, candles and kaleidoscopes.
Fiscal 2010 Outlook
The Company reiterated its fiscal 2010 full year outlook for net revenue of approximately $80 million and non-GAAP earnings per share of approximately $0.05. The Company’s guidance assumes the release of approximately 37 SKUs in 2010, including 14 DS and 16 Wii, with 9 titles released in the second quarter, 8 titles released in the third quarter and 12 titles released in the fourth quarter. We also expect that roughly 62% of our revenue will come from DS titles, 31% from Wii titles and 7% from all other platforms. The Company’s results are also impacted by seasonality from the December holiday period and variability based on release schedules.
Conference Call
At 4:30 PM ET today, management will host an earnings conference call. To access the call please dial 412-858-4600. The access code for the call is “Majesco Call”. Please dial in approximately 10 minutes prior to the start of the conference call. The conference call will also be broadcast live over the Internet and available for replay for 90 days from the “Investor Info” section of the Company’s Web site at http://www.majescoentertainment.com. In addition, a replay of the call will be available via telephone for seven days beginning approximately two hours after the call. To listen to the telephone replay in the U.S., please dial 877-344-7529 and for international callers, dial 412-317-0088. Enter access code 438599.

Generally Accepted Accounting Principles (GAAP) and Non-GAAP Metrics
To facilitate a comparison between the three months ended January 31, 2010 and 2009, the Company has presented both GAAP and Non-GAAP financial results. GAAP financial measures, including operating income, net income, and basic and diluted earnings per share, have been adjusted to report certain Non-GAAP financial measures.
These Non-GAAP financial measures exclude the following items from the Company’s condensed consolidated statements of operations:
•	Expenses related to non-cash compensation

•	Net proceeds from sale of certain state income tax net operating loss carryforwards

•	Settlement charges related to the settlement of class action litigation

•	Change in fair value of warrants

•	Expenses for the California studio which was closed in the fourth quarter fiscal 2009

•	Severance costs
These Non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance and the Company’s prospects for the future. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.
For more information on these Non-GAAP financial measures, please see the tables in this release captioned “Reconciliation of GAAP and Non-GAAP Financial Measures”.
About Majesco Entertainment Company
Majesco Entertainment Company is a provider of video games for the mass market. Building on more than 20 years of operating history, the company is focused on developing and publishing a wide range of casual and family oriented video games on Wii™, Nintendo DS™ and other leading systems. Product highlights include Cooking Mama™, TETRIS® Party Deluxe, Alvin and the Chipmunks: The Squeakquel and Jillian Michaels’ Fitness Ultimatum. The company’s shares are traded on the Nasdaq Stock Market under the symbol: COOL. Majesco is headquartered in Edison, NJ and has an international office in Bristol, UK. More information about Majesco can be found online at www.majescoentertainment.com. @Majesco is on twitter or at www.twitter.com/majesco.
Safe Harbor
Some statements set forth in this release, including the estimates under the headings “Outlook” contain forward-looking statements that are subject to change. Statements including words such as “anticipate”, “believe”, “estimate” or “expect” and statements in the future tense are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual events or actual future results to differ materially from the expectations set forth in the forward-looking statements. Some of the factors which could cause our results to differ materially from our expectations include the following: consumer demand for our products, the availability of an adequate supply of current-generation and next-generation gaming hardware, including but not limited to Nintendo’s DS and Wii platforms; our ability to predict consumer preferences among competing hardware platforms; consumer spending trends; the seasonal and cyclical nature of the interactive game segment; timely development and release of our products; competition in the interactive entertainment industry; developments in the law regarding protection of our products; our ability to secure licenses to valuable entertainment properties on favorable terms; our ability to manage expenses; our ability to attract and retain key personnel; adoption of new accounting regulations and standards; adverse changes in the securities markets; our ability to comply with continued listing requirements of the Nasdaq stock exchange; the availability of and costs associated with sources of liquidity; and other factors described in our filings with the SEC, including our Annual Report on Form 10-K for the year ended October 31, 2009. We do not undertake, and specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.
# # #
For more information, please contact:

John Gross	Mike Smargiassi/Denise Roche
Chief Financial Officer	Brainerd Communicators, Inc.
Majesco Entertainment Company	212-986-6667
732-225-8910

MAJESCO ENTERTAINMENT 2010 RELEASE SCHEDULE
2010 GAMES

Quarter 1	Quarter 2	Quarter 3	Quarter 4
Alvin and the Chipmunks: The Squeakquel Wii ($39.99) and DS ($29.99)	Data East Arcade Classics Wii, $19.99	Tetris Party Deluxe Wii and DS, $29.99	Zumba Fitness, Systems and Price TBA

My Hero: Firefighter DS, $19.99	Dawn of Heroes DS, $29.99	Attack of the Movies 3-D Wii and Xbox 360, $29.99	Ghostwire DSi, Price TBA

My Hero: Doctor DS, $19.99	The Daring Game for Girls Wii and DS, $19.99	Super Speed Machines DS, $19.99	Greg Hastings Paintball 2 Wii, Xbox 360 and PS3; $49.99 (360 and PS3), $39.99 Wii

Hot and Cold: A 3D Hidden Object Adventure DSiWare, 800 points	Pizza Delivery Boy Wii, $29.99	Pirates PlundArrr Wii, $29.99	Crafting Mama DS, $29.99

A Boy and His Blob: Trouble on Blobolonia, Virtual Console, 500 Wii Points	Dance Sensation! Wii, $29.99	Boys vs Girls Wii, $19.99

Hello Kitty Party, DS, $29.99	Let’s Draw DS, $19.99	Flip’s Twisted World Wii, $29.99

Serious Sam HD: The First Encounter XBLA, 1200 points

*	Includes all released and announced titles to date. Prices subject to change for unreleased titles.

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY
Unaudited Supplemental Product Data

	NET REVENUE BY PLATFORM - YEARLY
	FY10	FY09	FY08
	EST	ACTUAL	ACTUAL
Nintendo Wii	30.9%	53.0%	34.0%
Nintendo DS	62.3%	42.8%	61.7%
Other	6.8%	4.1%	4.3%
Total	100.0%	100.0%	100.0%

Net sales by Platform for three months
(Unaudited, in thousands)

	Three Months Ended		Three Months Ended		Three Months Ended
	January 31, 2010		January 31, 2009		January 31, 2008
	Net Sales	%	Net Sales	%	Net Sales	%
Nintendo Wii	7,973	27.3%	21,003	64.0%	3,704	19.8%
Nintendo DS	20,254	69.4%	11,158	34.0%	14,220	76.2%
Other	978	3.4%	659	2.0%	740	4.0%
Total	29,206	100.0%	32,820	100.0%	18,664	100.0%

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except share amounts)

	Three Months Ended
	January 31,
	2010	2009
Net revenues	$29,206	$32,820

Cost of sales
Product costs	11,728	11,831
Software development costs and license fees	7,867	8,960
Loss on impairment of software development costs and license fees — future releases	905	170

	20,500	20,961

Gross profit	8,706	11,859

Operating costs and expenses
Product research and development	934	1,293
Selling and marketing	3,056	4,124
General and administrative	2,124	2,505
Depreciation and amortization	53	69
Settlement of litigation and related charges, net	—	140

	6,167	8,131

Operating income	2,539	3,728
Other expenses (income)
Interest and financing costs, net	497	458
Change in fair value of warrant liability	(202)	135

Income before income taxes	2,244	3,135
Income taxes	(1,563)	(1,027)

Net income	$3,807	$4,162

Net income per share:
Basic	$0.10	$0.15

Diluted	$0.10	$0.15

Weighted-average shares outstanding:
Basic	36,808,062	27,944,958

Diluted	36,829,239	27,944,958

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	January 31,	October 31,
	2010	2009
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$12,703	$11,839
Due from factor	6,810	1,172
Accounts and other receivables, net	1,632	1,145
Inventory, net	3,583	6,190
Advance payments for inventory	654	3,126
Capitalized software development costs and license fees	2,543	3,678
Prepaid expenses	539	847

Total current assets	28,464	27,997
Property and equipment, net	378	447
Other assets	83	83

Total assets	$28,925	$28,527

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$12,089	$9,356
Customer billings due to distribution partner	7	230
Inventory financing payables	—	6,053
Advances from customers	393	543

Total current liabilities	12,489	16,182
Warrant liability	424	626
Commitments and contingencies
Stockholders’ equity:
Common stock — $.001 par value; 250,000,000 share authorized; 38,589,044 and 38,553,740 issued and outstanding at January 31, 2010 and October 31, 2009, respectively	38	38
Additional paid-in capital	114,006	113,484
Accumulated deficit	(97,554)	(101,361)
Accumulated other comprehensive loss	(478)	(442)

Net stockholders’ equity	16,012	11,719

Total liabilities and stockholders’ equity	$28,925	$28,527

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Three Months Ended
	January 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,807	$4,162
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of warrant liability	(202)	135
Depreciation and amortization	53	69
Write off of fixed assets	19	—
Provision for price protection	1,169	600
Amortization of capitalized software development costs and prepaid license fees	2,186	2,997
Non-cash compensation expense	522	411
Share-based litigation settlement	—	140
Loss on impairment of software development costs and license fees	905	170
Changes in operating assets and liabilities
Due from factor — net	(6,671)	(6,477)
Accounts and other receivables	(645)	2,173
Inventory	2,599	3,463
Capitalized software development costs and prepaid license fees	(1,957)	(2,836)
Prepaid expenses and advance payments for inventory	2,776	(240)
Accounts payable and accrued expenses	2,741	2,550
Customer billings due to distribution partner	(223)	(534)
Advances from customers	(151)	(161)

Net cash provided by operating activities	6,928	6,622

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(4)	(56)

Net cash used in investing activities	(4)	(56)

CASH FLOWS FROM FINANCING ACTIVITIES
Inventory financing	(6,053)	(1,540)

Net cash used in financing activities	(6,053)	(1,540)

Effect of exchange rates on cash and cash equivalents	(7)	(41)

Net increase in cash and cash equivalents	864	4,985
Cash and cash equivalents — beginning of period	11,839	5,505

Cash and cash equivalents — end of period	$12,703	$10,490

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the period for interest	$497	$459

Cash received during the period for income taxes	$1,656	$1,115

MAJESCO ENTERTAINMENT COMPANY
RECONCILIATION OF GAAP to NON-GAAP FINANCIAL MEASURES
(in thousands, except share amounts)
(Unaudited)

	Three Months Ended January 31
	2010	2009

GAAP operating income	$2,539	$3,728
Settlement of litigation and related charges, net (1)	—	140
Non-Cash Compensation (3)	544	411
Severance (4)	403	—
California studio (5)	—	539

Non-GAAP operating income	$3,486	$4,818

GAAP net income	$3,807	$4,162
Settlement of litigation and related charges, net (1)	—	140
Change in fair value of warrants (2)	(202)	135
Non-Cash Compensation (3)	544	411
Severance (4)	403	—
California studio (5)	—	539
Net proceeds from sale of NJ state operating loss carryforwards (6)	(1,656)	(1,115)

Non-GAAP net income	$2,896	$4,272

GAAP net income per diluted share	$0.10	$0.15
Settlement of litigation and related charges, net (1)	—	0.01
Change in fair value of warrants (2)	(0.01)	—
Non-Cash Compensation (3)	0.01	0.01
Severance (4)	0.01	—
California studio (5)	—	0.02
Net proceeds from sale of NJ state operating loss carryforwards (6)	(0.04)	(0.04)

Non-GAAP net income per diluted share	$0.08	$0.15

Shares used in GAAP and Non-GAAP per diluted share amounts	36,829,239	27,944,958

(1)	Represents charges to settle certain litigations pending in the United States District Court, District of New Jersey: (i) a securities class action brought on behalf of a purported class of purchasers of the Company’s securities; (ii) a private securities action filed by Trinad Capital Master Fund, Ltd.; and (iii) a second action filed by Trinad purportedly on behalf of the Company. All three actions are now concluded.

(2)	Represents the change in the fair value of warrants, classified as a liability. The fair value of the warrants is calculated at each balance sheet date with a corresponding charge or credit to earnings for the amount of the change in fair value.

(3)	Represents expenses recorded for stock compensation expense. The Company does not consider stock-based compensation charges when evaluating business performance and management does not consider stock-based compensation expense in evaluating its short and long-term operating plans.

(4)	Represents one time severance costs related to a workforce reduction. During January 2010, Company management initiated a plan of restructuring to better align its workforce to its revised operating plans. As part of the plan, the Company reduced its personnel count by 16 employees, representing 17% of its workforce.

(5)	Represents operating expenses related to our internal development studio in California, which were not allocated to capitalizable projects. After evaluation of the studio’s performance, and changes in the availability and cost of development with our third party partners, we now believe that closing the studio and taking advantage of these external opportunities represents a better value for the Company.

(6)	In December 2009 and November 2008, we received proceeds of approximately $1.6 million and $1.1 million, respectively, from the sale of the rights to approximately $21.2 million and $25.9 million of New Jersey state income tax operating loss carryforwards, under the Technology Business Tax Certificate Program administered by the New Jersey Economic Development Authority. Net proceeds have been recorded as an income tax benefit during each of the three months ended January 31, 2010 and 2009.